                            MEMORANDUM OF ASSOCIATION
                            AND INVESTMENT AGREEMENT

     (updated version as agreed on May 4, 1993 and amended on June 1, 1993,
          December 8, 1994, March 15, 1996, July 17, 1996, November 14,
           1996, December 17, 1996, February 3, 1997, April 24, 1997,
              May 21, 1997, December 9, 1997 and December 15, 1998)

The following agreement is entered into by and between:

1.
CME Czech Republic B. V., with its registered office in the Netherlands, 1017 DG Amsterdam, Nieuwe Spiegelstraat 26 (hereinafter referred to as "CME")

and

2.
CET 21, spol. s r. o., with its registered office at V Jami 12, Praha 1 (hereinafter referred to as "CET")

for the purposes and intents outlined as follows:

                                    PREAMBLE
                                    --------

A.
CME is an investment company focusing on the development of companies which, in the Central Europe geographical area, are emerging companies as well as the start-op of significant projects, inter alia, mass media projects, such as the development of new television stations. CME has been named under the conditions of the License described herein below as a direct participant in the agreement implementing the License.

B.
CS is the leading Czech bank with a long-standing tradition of over 100 years which desires to participate in the investment in companies whose reputation may have a positive impact among its broadly based clientele.

C.
CET is registered as an s. r. o. (limited liability company) which applied for a country-wide license for operating a private, independent television station in the Czech Republic in conjunction with CME as referred to hereinabove. Effective as of February 9, 1993, CME was granted and became the holder of a license for nation wide broadcasting No. 001/1993, (hereinafter referred to as "the License" in its present and amended form, including, but not limited to extensions and renewals), issued by the Council of the Czech republic for Radio and Television Broadcasting (hereinafter referred to as "the Council") on sad date for a period of twelve (12) years, a copy of which is Attachment No. 1 to this Agreement. The License shall expire on January 30, 2005.

D.
The parties hereto (hereinafter also referred to individually as "Member" and collectively as "Members") desire to develop under the License, an independent, private television station in

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the Czech Republic, the name of which is yet to be determined by the Members
(hereinafter referred to as the "Television Station"). The Members agree that the Television Station will be managed by a company to be formed and organised by the Members according to the provisions of this document and which will be called, Czech Independent Television Company, s. r. o. (hereinafter referred to as "the Company").

E.
The Company shall comply with the conditions of the project of the independent Television Station CET 21 (hereinafter "the Project"), a copy of which is attached as Attachment No. 2 to this Agreement, and to operate the Television Station under the conditions of the License.

For this purpose, the Members hereby enter into this Agreement on May 4, 1993.

                                       I.
                              FOUNDATION/CONDITIONS

1.1
The Members shall agree to form the Company as a limited liability company operating under the laws of the Czech Republic.

1.2
The Company will have its registered office at Vladislavova 20, Prague 1.

1.3
The registered capital of the Company shall be CZK 400,100,000 (in words: four hundred million one hundred thousands Czech Crowns).

1.4
The registered capital of the Company shall be created by contributions by the individual Members in the amounts and in the forms set forth below:

1.4.1
CET:

a)
CET shall contribute to the Company unconditionally, unequivocally, and on an exclusive basis the right to use, exploit by the Company know-how connected with the License, its maintaining and protection

b)
The value of the CET non-monetary contribution shall be CZK 48,000,000 (forty eight million) which was established on the basis of provision of Section 109 of the Commercial Code upon mutual agreement among the Members and which was unconditionally accepted by all of the Members, including the concept of the future constant ownership interest of CET

c)
The value of the fully-paid contribution of CET shall represent a 12% ownership interest in the Company.

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1.4.3
CME:

The contribution of CME is CZK 352,100,000 (in words: three hundred fifty two millions one hundred thousands Czech crowns) and is formed by:

a)
the monetary contribution in the total amount of CZK 178,952,000 (in words: one hundred seventy eight million nine hundred fifty two thousands Czech Crowns) consisting of the monetary contribution of CME in the amount of CZK 90,852,000 (in words: ninety million eight hundred fifty two thousands Czech Crowns) paid by CME consecutively to the day of incorporation of the Company into the Companies Registry, i. e. on July 8, 1993, and on November 12, 1993 and on December 21, 1993, by the monetary contribution of Eeska spo0itelna, a. s., in the amount of CZK 88,000,000 (in words: eighty eight million Czech Crowns) paid by Eeska spo0itelna, a. s., consecutively to the day of incorporation of the Company into the Companies Registry, i. e. on July 8, 1993, and on September 28, 1993 and on November 13, 1993 and then transferred to CME pursuant to the Agreements on the Transfer of the Participation Interest of July 17, 1996 and December 9, 1997 and by the monetary contribution of NOVA-Consulting, a. s., in the amount of CZK 100,000 (in words: one hundred thousand Czech Crowns) paid up on the day of the registration of NOVA-Consulting, a. s., as the partner of the Company to the Companies Registry, i. e. on May 21, 1997 and then transferred to CME pursuant to the decision of the General Meeting of the Company of December 9, 1997 after the termination of the participation of NOVA-Consulting, a. s., in the Company pursuant to the Agreement on the Termination of the Participation of NOVA-Consulting, a. s., in the amount of December 9, 1997; and

b)
the in-kind contribution of CZK 173,148,000 (in words: one hundred seventy three million one hundred forty eight thousands Czech Crowns), which is formed by the price of movable assets, other rights and other property, used by the Company (hereinafter referred as "Property"). The Property was taken over by Company's Executive Dr. Vladimir o elezny and was filed in the accounting documents of the Company. The list of the Property was included in the Appendix No.: 3 to this Agreement.

1.8
The Participation Interests of the Partners shall be as follows:

CME - 99%
CET - 1%

1.9
The Company does not have a Reserve Fund at the time of the Company's foundation. At the time the Company becomes profitable, it shall create and contribute to a Reserve Fund 10% of its net profit; however, such contribution shall not exceed five percent 5% of the Company's registered capital. Thereafter, the Reserve Fund shall receive a contribution of five percent 5% of the net profit annually until such time as the Reserve Fund reaches ten percent 10% of the Company's registered capital. Possible further allocations to the Reserve Fond shall be determined by the General Meeting of the Company.

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                                       II.
                                   INVESTMENTS
                             REPAYMENT OF INVESTMENT
                                 PROFIT SHARING

The Members, in anticipation of necessary investments into the Company, led by a desire to avoid any potential future need for clarification, have entered into the following agreement with respect to their contributions pertaining to the development and management of the Television Stations:

2.2
The Members shall provide additional financing of up to nine hundred million Czech Crowns (CZK 900,000,000) on an as needed basis as determined by the Company's Committee of Representatives through bank loans primarily to be provided by CS under competitive conditions. Any and all loans made by the Members to the Company shall be made on an arms-length basis at the best available market terms of repayment.

2.4
The Members shall contribute to the Company unconditionally on time, and no right of any third parties shall be attached to their contributions.

2.6
None of the above shall result in the waiver of any right which any and all Members and the Company may have against any Member in conjunction with the damages that have resulted from the aforementioned failure.

2.8
The Members have specifically agreed that CET possesses one percent (1%) of the ownership interest in the Company representing a constant amount pursuant to this Agreement up to CZK 1.3 bill. in capitalisation.

2.9
The Partners shall divide the profit pursuant to the following ratio:

CME - 99%
CET   - 1%

2.10
To provide for incentives for the Management of the Company, the Company shall allocate to Management in its financial plan a performance bonus of 3% of the Company's annual gross profit.

                                      III.

                 SCOPE OF BUSINESS, THE COMPANY'S OBJECTIVES
                              AND GOVERNING BODIES

3.1
The scope of business of the Company shall in general terms include the development and management of a new independent, private, country-wide television broadcasting station in

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compliance with the License and the conditions attached thereto.

The subject of the company's activities shall be:

O production and sale of non-recorded tracks of sonic or sonic-pictorial records and sale and lending of recorded sonic and sonic-pictorial records;
O    agency activity in the sphere of culture;
O    production of audio-visual works;

O purchase of goods for sale purposes and sale in the scope of the registered craft;

O    advertising and propagation;

O    publishing;

O    mediation in the sphere of culture;

O    mediation in trade;

O    organizational and technical arrangement of the TV broadcasting;

O    production of TV and audio-visual programs;

O    advertising agency;

O    mediation of investment, business and industry;

O    advisory activity in the sphere of media

3.2
In particular, the Company's objectives shall be:

O to provide on excellent mix of news, entertainment, and information television which is responsive to the tastes and interests of the residents of the Czech Republic;
O to maintain on independent television station which is free from the influence of any political or special interest group;
O to create a merit-oriented work environment with fair advancement opportunities for a relatively small, highly motivated staff; and
O    to earn profits and provide a high return on investment for its Members.

3.3
The Company shall have the following bodies:

a.   General Meeting;
b.   The Committee of Representatives;
c.   Executives;
d.   Supervisory Board; and
e.   Advisory Programming Board.


                                       IV.
                                 GENERAL MEETING

4.1
The first General Meeting of the Company's Members shall be held no later than 30 days after the day of execution of this Agreement.

4.2
The first General Meeting of the Company shall approve the Articles of Association of the Company, and undertake all actions required by law to register the Company. The Members shall appoint a Committee of Representatives and the General Meeting may delegate the rights

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and duties apart from as set forth m Section 4.4 below to the Committee of
Representatives (hereinafter referred to as "the Committee").

4.3
The General Meeting shall convene at least once a year at such time and place as determined by the Executives but not later than six months after the year end. The General Meeting shall decide on all matters as required by law including but not limited to the delegation of such powers to the Committee as the Members deem appropriate and as permitted by Law.

4.4

Within the competence of the General Meeting shall be to decide on the following matters:

a)
to approve the annual budget;

b)
to approve the annual financial statements, to distribute the profits, and to cover losses;

c)
to approve and to amend the Company Articles of Association;

d)
to decide on the amendments of the Memorandum of Association (Section 114 of the Commercial Code);

e)
to decide on the increase or reduction of the registered capital;

f)
to elect, recall and remunerate company executives as more specifically set forth under Section 6.5;

g)
to expel a Member (in accordance with Sections 113 and 121 of the Commercial
Code);

h)
to decide on the winding up of the Company, if the Articles of Association so permit;

i)
to elect the Supervisory Board Members;

j)
to approve purchasing, long term leasing, mortgaging of real estate investments, loans or guarantees in excess of thirty million Czech Crowns (CZK 30 mill.) not reflected in the Company's annual budget;

k)
to decide on remuneration for attendance of meetings by the Committee, Advisory Programming Board (hereinafter "Programming Board") and Supervisory Board.

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

l)
decide on other matters, entrusted into its competence by the Commercial Code, Memorandum of Association or Articles of Association.

4.5
The General Meeting shall constitute a Quorum when Members whose ownership interests total at a minimum of seventy-nine percent (79%) are present. Each Member shall cast votes equal to the ownership interest which it holds. All resolutions of the General Meeting, with exception of resolutions where in accordance with generally bounded legal provision the higher amount of votes is required, will require 65% of votes of all Members.

4.6
The rules governing the General Meeting procedure shall be set forth in the Company's Articles of Association.


                                       V.
                        THE COMMITTEEE OF REPRESENTATIVES

5.1
The Committee shall be appointed directly by the Members and will decide on matters of economic management, basic investments, all decisions of a strategic nature, all other significant decisions which may affect the Company included but not limited to the control of the General Director, and all other decisions not specifically reserved to the General Meeting.

5.2
The Committee shall have seven (7) Representatives who are appointed by the respective Members as follows:

a)
CME shall appoint five (5) Representatives, one of whom must be the General Director;

b)
CS shall appoint one (1) Representative; and

c)
CET shall appoint one (1) Representative;

During the appointment the Members shall observe the conditions of the License.

5.3
The Members appoint their Representatives for an indefinite period of time. The Representatives can be recalled and replaced at any time by the appointing Member.

5.4
A decision by the Committee is required for the following :

a)
to call additional funds and financing (pursuant to Section 2.1 and 2.2 above);

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b)
the submission of an annual budget and business plan of the Company to the General Meeting;

c)
the purchase of real estate, long term leases (over 2 years), buildings, pledging as collateral the company assets, mortgaging Company owned assets or a substantial part thereof valued over two million five hundred thousands Czech Crowns (CZK 2,500,000) if in excess of budget per item but not exceeding thirty million Czech Crowns (CZK 30,000,000) cumulatively;

d)
long term (over 1 year) financing commitments pertaining to programming valued over ten million Czech Crowns (CZK 10,000,000) beyond the budget;

e)
deciding of the economic aspects of the programming principles, programming structure and programming plan of the television Station upon consultation with the Chairman of the Programming Board;

f)
to make recommendations pursuant to Article XI. hereof;

g)
to establish procedural rules for the Management;

h)
to enter into a managerial contract with the General Director; and

i)
to decide on all of the matters not specifically reserved to the decision of the General Meeting and on all matters specifically delegated by the General Meeting to the Committee.

5.5
Upon deciding on maters related to programming (except for the financial and economics aspects thereof), implementation of the Project or the conditions of the License, the Member of the Committee nominated by CET shall be entitled to discontinue the discussion of the Committee on this issue, provided he gives cause for such act. the reason to discontinue the discussion may only be the fact that the proposed resolution of the Committee shall endanger the fulfilment of the terms and conditions of the License or shall be discordant to these terms and conditions. The chairman of the Committee or, in case of his absence, another Member of the Committee presiding over the Committee meeting shall be obliged to ask CET and the Programming Board immediately for advice, views and opinions on the proposed Committee resolution and on the reason given by the Member of the Committee nominated by CET. The requested views and opinions must be submitted to the Committee within fifteen (15) days after the delivery of the request for views and opinions to the Board. The Committee shall not unreasonably reject the recommendation of the Programming Board.

5.6

The Committee may, at any time, inspect the books and records of the Company.
The

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Committee may delegate its authority vis-a-vis the Management to one or more of the Committee members and may commission experts to carry out specific assignments.

5.7
The Committee, after its appointment by the Members at its first session, shall elect its Chairman and Vice Chairman. Representatives of CME shall have the right to nominate the Chairman and the Vice Chairman. The right to Chair the Committee of Representatives Meeting cannot be transferred or assigned.

5.8
A Committee of Representatives' Meeting may be called by any one of the seven
(7) Representatives, provided that he or she give a minimum of thirty day notice prior to the meeting, each of whom shall also have the right to propose items for the agenda. Each Committee session must be attended by a minimum five (5) Representatives or their proxies.

5.9
To pass a resolution, the Committee must approve each proposal voted upon by a simple majority of Members votes, except those matters defined in provisions 5.4
a) - d), h) and i) including matters when no less than five affirmative votes is required.

5.10
All Committee members shall be reimbursed by the Company for their out f pocket expenses in attending Committee meetings. For their attendance at Committee meetings, they shall also receive a reasonable remuneration as determined by the General Meeting from time to time.


                                       VI.
                                   EXECUTIVES

6.1
The Company will have two executives consisting of the General Director who shall be elected by the General Meeting as set forth in Sections 4.4 f) and 6.5 and a second executive who shall be nominated by the General Director and elected by the General Meeting, pursuant to Sections and 4.4 f) and 6.5.

6.2
Dr. Vladimir Zelezny and Mr. Rudolf Hanus were appointed by the Members the first authorised executives.

6.3
The Executives are the statutory bodies of the Company and in accordance with the Commercial Code are entitled to represent the Company in its business activities vis-a-vis third persons. This provision is subject to Section 9.4.

6.4
For intracompany purposes, the Committee shall supervise or direct the Executives and the executive which shall concurrently be the General Director shall supervise the second Executive. In regard to business management of the Company and upon representation of the Company the authorised executives shall be obliged to respect resolutions, views and recommendations of the Committee. This limitation of executives is in accordance with

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Section 133 subsection 2 of the Commercial Code and shall be ineffective in relation to third parties.

6.5
CET shall have the right to nominate the Executive, who shall be at the same time the General Director of the Company. The General Director election requires 67% of votes. In the case the proposal of CET shall not received 67% of votes, the General Director is nominated gradually by other Members in sequence of amount of their participation interests. The General Director election requires again 67% of votes.

6.6
The Executive may be recalled by a General Meeting decision. The recalling of the Executive shall necessitate the same majority by which the Executive was elected. In the case of the General Director, the General Director may be recalled by a General Meeting decision, which had obtained at least 79% of votes of all Members, and only on the basis of recommendation by the Committee, provided that the reason of the recall was a violation of the License or such act of the General Director, which may directly cause a withdrawal of the License.

6.7
The Executive may also act as the statutory authority for CET 21.


                                      VII.
                                SUPERVISORY BOARD

7.1
The Supervisory Board shall consist of three (3) members with economic backgrounds. Each Member shall propose one Supervisory Board member, and the CS representative shall be the Supervisory Board chairman. The Supervisory Board shall be entitled to require from any of the Company's bodies or employees information, opinions or explanations necessary for exercising its authority.

7.2
The powers of the Supervisory Board are limited to the extent allowed by law to the powers set forth in Section 138 subsection b) - d) of the Commercial Code:

1.
shall inspect ledgers, other business documents and accounting documents, and check their data;

2.
shall review the annual financial statement;

3.
shall submit reports to the General Meeting within a term stipulated by the Memorandum of Association, otherwise within one year.

7.3
The following persons were nominated by the Members as the first members of the Supervisory Board:

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

Mr. Bohuslav Poduska, residing at Fantova 1794, 155 00 Praha 5 - Stod o lky Mr. Hans Hoenig, residing at Am Eulenhorst 7A, Berlin 1000027
Mr. Fedor Gal, residing at Guevarova 713, Praha 6


                                      VIII.
                           ADVISORY PROGRAMMING BOARD

8.1
The Company shall have an advisory Programming Board which will have seven (7) members, three (3) of which shall be appointed by CET, two (2) shall be appointed by CS, and one (1) shall be appointed by CME. The seventh member shall be the Programming Director of the Company. Only one of the CET Members and one CS employee respectively can be appointed to the Programming Board.

8.2
The Programming Board members are appointed and can be recalled in the same manner as set forth above for the Committee members. The first Board meeting shall be called by the executive which shall concurrently by the General Director within thirty (30) days after the registration of the Company.

8.3
The Programming Board members shall elect the Chairman of the Programming Board at the first Programming Board meeting. The Chairman of the Programming Board shall be invited to present at Committee sessions and to be heard by the Committee prior to any voting on all and any matters regarding the programming of the Television Station.

8.4
The Programming Board shall be an advisory body of the Company to develop, implement and oversee the principles of programming except for the financial and economics aspects thereof in accordance with the terms of the License and the business plan. The Programming Board shall review the programming plans of the Company and present its recommendations to the Committee.

8.5
The resolutions and recommendations of the Programming Board require the approval of a simple majority of a minimum of five (5) present Programming Board members.

8.6
The Programming Board shall meet on an as-needed basis, depending on the programming cycle of Television Station. Programming Board meetings shall be called by the Chairman of the Programming Board.

8.7
The Programming Board shall establish its own procedural rules, the principles of which shall not be inconsistent with any provision of this Agreement.

8.8
The Company shall reimburse the Members of the Programming Board for their out of pocket

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expenses in attending the Programming Board meetings. The General Meeting shall decide on the remuneration of the Members of the Programming Board for their attendance at the Programming Board meetings.


                                       IX.
                  GENERAL DIRECTOR AND THE COMPANY'S MANAGEMENT

9.1
The term for the General Director shall be 3 years. The General Director shall be the highest representative of the executive management of the Company and shall be responsible for due operation of the Company and for fulfilment of tasks imposed by individual bodies of the Company.

9.2
The General Director appoints and recalls all other company management except for his deputy. The General Director is responsible for the management of the Company on a daily basis. By he twenty-fifth (25) day of each month, the General Director shall submit the prior month's balance sheet and income and expenses statement to the Committee along with a written report regarding the business and developments of the Company. Instructions directed by the Committee to the Management shall be implemented through the mediation of the General Director. The Executive, who is at the same time the General Manger of the Company is authorised to approve and change the organisation frame of the Company.

9.3
The Members hereby appoint the first General Director of the Company, Dr. Vladimir o elezny and expressly agree that such appointment does not require reconfirmation by the first General Meeting.

9.4.
The General Director, or his designee, and an additional individual to be designated by CET shall be jointly authorised to represent the Company to the Council for Radio and Television Broadcasting in compliance with the conditions set forth in the License.

9.5
The working conditions and the remuneration of the General Director, shall comply with the Committee

9.6
Subject to Section 6.4, the Management, through its General Director, shall comply with Committee's instructions and must obtain prior specific or general consent of the Committee or the General Meeting to effect the following transactions:

a)
amendment of adopted annual budgets and business plans; as well as the following transaction outside the adopted annual budgets and business plan;

b)
conclusions, amendments and termination of lease agreements with a term of more than two (2) years or with a monthly rent exceeding CZK 600,000;

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

c)
sale of the Company's fixed assets in a value exceeding three million Czech Crowns (CZK 3,000,000);

d)
purchase, sale and encumbrance of real estate or rights attached thereto, exceeding the value of three million Czech Crowns (CZK 3,000,000);

e)
granting of loans exceeding the value of six hundred thousand Czech Crowns (CZK 600,000) except loans to employees of the Company up to a total amount equal to one monthly gross salary of such employee;

f)
taking of loans;

g)
assumption of obligations as a surety or a guarantee exceeding the value of six hundred thousands Czech Crowns (CZK 600,000);

h)
establishment and dissolution of other enterprises as well as purchase and sales of other enterprises and participation in such;

i)
establishment and dissolution of branches and offices;

j)
decisions on the economic and financial aspects of the Company's programming principles, programming structure and programming plan; and

k)
any transactions and actions outside the ordinary course of business of the Company.


                                       X.
                                 REPRESENTATIONS

10.1
CME is duly registered and validly existing and in a good standing under the laws of the Netherlands and is duly authorised to execute and perform this Agreement which it deems fully enforceable for which it requires no further approval of any of administrative bodies of the Government.

10.2
CS is duly registered as o joint stock company and validly existing and in good standing under the laws of the Czech Republic and is duly authorised to enter into this Agreement which it deems fully enforceable. CS has received approval from the Czech National Bank to obtain a 22% ownership interest in the Company in accordance with Section 17 of the Act No. 21/1992

Coll.

10.3
CET 21 is duly registered and validly existing and in good standing under the laws of the Czech Republic and is duly authorised to enter into this Agreement which it deems fully enforceable and for which it requires no further approval of any of its governing bodies or the Government.

10.4
CME, CS and CET hereby agree to be bound and to respect all of the conditions of the License mandated by the Council. In particular CME and CS agree to abide by condition No. 18 not to interfere by any means with the programming of Television station and especially not to interfere with the journalistic independence of the news department.

10.5
In the event that any party brings an action, or threatens to bring an action, or any other administrative proceeding against CET for an activity or action caused by the Company, or as a result of CET<180>s status as the named holder of the License, and as long as this action does not stem from gross negligence or wilful misconduct on the part of CET, than the Members hereby agree to cause the Company to bear the costs of such defence of CET and shall indemnify CET for all costs associated therewith.

10.6
In the event that CET intentionally causes harm to the Company or to the License, the CET shall indemnify the Company for all costs associated therewith.

10.7
CET, CME and CS agree not to take any action that could reasonably be expected to obstruct the possibility of obtaining an extension or renewal of the License. Furthermore, CET, CME and CS, m consideration of the Company's efforts and investments, do hereby pledge not to take any action, either by way of commission or omission, to put into jeopardy the grant of the License in general, and under the Czech Act on Television Broadcasting (No. 468/1991 Coll.) in particular and not to assign in whole or in part any right under the aforesaid License to any third person not a party to the contract, except for the assignee, who may be designated by the Company, subject to the approval of the Council.

10.8
The Partners acknowledge that in accordance with the Section 10 subsection 2 of the Act No. 468/1991 Coll., as amended, and the prevailing interpretation of the legal public the License is not transferable. In case of change of regulation and the prevailing interpretation of the legal public the CET 21 will be obliged pursuant to prior agreed conditions to offer the License to the Company on a priority basis in order it may be duly transferred to the Company.

CET is obliged not to entrust the subject of its contribution, neither any other right connected with the License, neither the License into the ownership or use of any legal entity of individual person other than the Company, which would grant to this or other legal entity any rights to the subject of its contribution to the Company or directly to CET, which would result in the setting up of the similar right as the Company has; and it is obliged neither to start any negotiations with other legal entity or individual person on the establishing of such legal relationship. Any such agreement with other legal entity or individual person will be invalid from the beginning (ex tunc). If CET breach this provision, it will pay to CME the contractual penalty in the amount of double of its contribution pursuant to the Article 1.4.1. The claim of the Participants to compensate the damages is not excluded by the payment of the contractual penalty.


                                       XI.
                             REDEMPTION OF INTERESTS

11.1
With the consent of the affected Member, fully paid up ownership interests may be redeemed at any time by resolution of the Committee.

11.2
Even without the consent of the affected Members, fully paid up ownership interests may be redeemed by resolution of the Committee.

i)
if the ownership interest has been attached; or

ii)
if the Member has been declared bankrupt and the bankruptcy proceedings have not been delayed prior to the adoption of the resolution.

11.3
In both cases of subsections (i) and (ii) above the Company shall reimburse to the Member concerned the fair market value of the ownership interest, unless otherwise agreed upon in the individual case. The fair market value shall be determined by a firm of certified accountants of international reputation appointed by the Committee.

11.4

In both cases of subsection (i) and (ii) above the Committee may, as on alternative to redemption, resolve on the transfer of the ownership interest otherwise redeemable to Members of third parties of its choice, who shall reimburse to the Member concerned the fair market value of the ownership interest, unless otherwise agreed upon in the individual case. Subsection (ii), second sentence shall be applicable.


                                      XII.
                                CHANGE OF CONTROL

12.1
The Member can transfer his participation interest or any part thereof to other Member or another only with consent of the General Meeting, while CET 21, spol. s r. o., NOVA-Consulting, a. s., and Eeska spo0itelna, a. s. may transfer their participation interest or any part thereof without consent after they priory offered their participation interest or any part thereof to CME for the market price examined by an independent accounting firm and CME would not accepted this offer in 30 days. This provision does not refer to CME.

12.2
If the remaining Partner do not agree with the proposed transfer, they will be obligated to purchase the share at a purchase price which is equal to the market price. The market price might be examined prior to the signing of a contract by one of the six major auditing companies, which will be chosen by the Partner that wants to conduct he transfer.


                                      XIII.
                        SIGNING ON BEHALF OF THE COMPANY

The Executive who is currently the General Director signs on behalf of the Company. In his absence, the Second Executive the Deputy General Director, shall be authorised to sign.


                                      XIV.
                                   TERMINATION

14.1
This agreement is concluded for an indefinite period of time for as long as the Company has not ceased its operations under the License and has not been deleted from the Companies Registry.

14.2
All Members shall cause the Company jointly to apply on a timely basis for the renewal of the license.


                                       XV.
                             RESOLUTION OF DISPUTES

All disputes arising in connection with and any controversy or claim arising out of or relating to this Agreement or the establishment of the Company that are not otherwise resolved by the parties shall be finally settled under the Rules of UNCITRAL and Arbitration of the International Chamber of Commerce in force from time to time. The place of arbitration shall be Vienna, Austria and the law applicable to the arbitration procedure shall be determined by referring to the laws of the place of arbitration. The panel of at a minimum three (3) arbitrators shall determine the matters in dispute in accordance with the law of the Czech Republic. The English language shall be used throughout the arbitrage proceedings. The parties agree, that the decision of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accounting presented or pled to the arbitrators; that any monetary award shall be made, and shall promptly be payable, free of any tax, deduction or offset; and that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting enforcement. All notices by one party to the other in connection with the arbitration shall be in accordance with the provisions of Section 16.2 hereof.


                                      XVI.
                                  MISCELLANEOUS

16.1
Reasonable and supported expenses related to the acquisition of the License and the formation of the Company including expenses of legal counsel shall be borne or reimbursed by the

Company.

16.2
Alt notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods:

i)
personal delivery;

ii)
facsimile transmissions;

iii)
registered or certified mail, postage prepaid, return receipt requested; or

iv)
delivery service.

Notices shall be sent to the appropriate party at its address or facsimile number given below (or any other address or facsimile number of such party as shall be specified by notice given hereunder):

a)
if to CME to:
JUDr. Martin Radvan, LL. M.
Harrach Palace
Jind O isska 20
110 00 Praha 1
fax No.: (420-2) 24213919

b)
if to CS to:
Squire, Sanders & Dempsey
Adria Palace, Jungmannova  31/36
110 00 Praha 1
fax No.: (42-2) 2315482
Attention: Dr. Milan Ganik

c)
if to CET to:

CET 21, spol. s r. o.
V jam O 12
110 00 Praha 1
fax No.: (420-2) 268598
Attention: Prof. Josef Alan

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the address; (ii) actual delivery thereof to the appropriate address; or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

16.3
This Agreement, the exhibits, schedules and other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties thereto with respect to their subject matter. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understanding, oral and written, with respect to this subject matter (including, without limitation, the letters of intent).

16.4
Should any provision of the Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid unenforceable shall be valid and be enforced to the fullest extent permitted by law. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible in order to achieve the intent of the parties to this Agreement to the fullest extent possible.

16.5
This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly contemplated by this Agreement, neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned directly or indirectly, by any party hereto without the prior written consent of the other parties.

16.6
Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligations, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the party of any party in exercising any right, power, privilege hereunder shall operate as a waiver thereof, not shall any waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude another or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16.7
The Members, shall obligate their officers and members of management which represent their interest in the Company, to declare at the time of assuming their function in the Company that their function does not in any event constitute a conflict of interest with any other activity specifically, that they have no personal employment, financial or other connection with another business organisation with the same or similar business. The form of the declaration for employees shall constitute the Attachment No. 4.

16.8

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

16.9

This Agreement shall be governed by the laws of the Czech Republic (regardless of the laws that might otherwise govern applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, content, effect, performance and remedies, except where the application of a different law is mandatory.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorised officers or representatives of the parties hereto as of the date first written above.

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